Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2008, relating to the consolidated financial statements and financial statement schedule of Heelys, Inc. and subsidiaries, and the effectiveness of Heelys, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Heelys, Inc. and subsidiaries for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
August 11, 2008